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[JOHN HANCOCK GRAPHIC APPEARS HERE]
                  John Hancock Variable Life Insurance Company

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DEATH BENEFIT ENHANCEMENT RIDER
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This rider is made a part of the contract to which it is attached, in consideration of any charges deducted for this rider as shown in Section 1 of the contract. Without our prior approval, this rider may not be issued subsequent to the Date of Issue of the contract.

If this rider attaches to a certificate issued under a group master policy, the term "Owner" as used in this rider refers to the Participant and the term "contract" as used in this rider refers to the certificate.

The Owner on the Date of Issue of this Rider and any charges for this rider are as shown in Section 1 of the contract. The Date of Issue of this Rider is the Date of Issue of the contract to which it is attached, unless a different Date of Issue of this Rider is shown in Section 1 of the contract.

Without our prior approval, you may not change the Owner for this contract once this rider is selected. Any contrary terms under the contract are superseded by the terms of this rider.

BENEFIT

The Death Benefit provision of the contract, Section 9, is superseded by the following:

We agree to pay the Death Benefit to the Beneficiary, subject to the terms and conditions of this rider and the contract, according to the following chart.

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SCENARIO                 DEATH BENEFIT PAID ON...      MEASURING LIFE...
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..   Single Owner         .   First death               .    First to die
..   Single Annuitant
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..   Joint Owners         .   First death               .    Oldest Owner if any
..   Single Annuitant                                        Owner dies
                                                       .    Annuitant if
                                                            Annuitant who is not
                                                            an Owner dies
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..   Single Owner         .   Earliest of Owner death   .    Owner if Owner dies
..   Joint Annuitants         (whether or not an             (whether or not an
                             Annuitant) or last             Annuitant)
                             Annuitant death           .    Youngest Annuitant
                                                            if last Annuitant to
                                                            die is not an Owner
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..   Joint Owners         .   Earliest of first Owner   .    Oldest Owner if any
..   Joint Annuitants         death (whether or not an       Owner dies (whether
                             Annuitant) or last             or not an Annuitant)
                             Annuitant death           .    Youngest Annuitant
                                                            if last Annuitant to
                                                            die is not an Owner
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The Measuring Life listed above is used in determining the Death Benefit to be paid under this rider, according to the following paragraph.

Upon receipt of due proof of the decedent's death and any other required materials that we need to pay out the Death Benefit, we will pay the Death Benefit to the Beneficiary. The Death Benefit will equal the greatest of: (i) the Accumulated Value of the contract, adjusted by any Market Value Adjustment, as of the date of receipt of due proof of the decedent's death; (ii) the amount of premiums paid, each accumulated at the effective annual rate of 5% from the date of payment to the date of receipt of due proof of the decedent's death and preceding the contract anniversary nearest the Measuring Life's 81st birthday minus the amount of all partial withdrawals made, each accumulated at the effective annual rate of 5% from the date of withdrawal to the date of receipt of due proof of the decedent's death and preceding the contract anniversary nearest the Measuring Life's 81st birthday; and (iii) the Accumulated Value of the contract, adjusted by any Market Value Adjustment, as of any contract anniversary preceding the date of receipt of due proof of the decedent's death and preceding the contract anniversary nearest the Measuring Life's 81st birthday plus any premiums paid less any partial withdrawals made since such contract anniversary.

01STPR

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RIGHT OF CONTRACT CONTINUATION BY SPOUSE

If the decedent is the Owner (or Owner/Annuitant) and the Beneficiary is solely the spouse of the Owner (or Owner/Annuitant), the Spousal Beneficiary may elect to continue the contract, with or without this rider in his or her own name. In order to continue this rider, the spouse must meet the age requirements in effect at the time of continuation. If an election is made to continue the contract (with or without this rider) we will set the new Account Value equal to the Death Benefit on the date we receive due proof of the decedent's death. The new Account Value will be allocated to the investment options in the same ratio investment allocations held at the time of the death benefit calculation. Any additional amount credited will not be subject to any future surrender or withdrawal charges.

If an election is made to continue this rider:

..    the Spousal Beneficiary will be considered the "Owner" under the rider,
..    a second Death Benefit may be paid upon the death before the Maturity Date of the next applicable life (as determined under this rider),
..    the new Account Value upon the date of continuation will be treated as the initial premium paid in any subsequent calculation of a second Death Benefit, and
..    o for tax purposes, the original decedent's cost basis will be used.

We reserve the right to adjust the charge for this rider if continued by the spouse.

If the Beneficiary is not the spouse of the Owner, or if the Beneficiary is the spouse of the Owner but does not choose to continue the contract, we must pay, in accordance with the Internal Revenue Code, the Death Benefit in full to the Beneficiary within five years of the Owner's death or apply the Accumulated Value in full towards the purchase of a life annuity for the Beneficiary with payments beginning within one year of the Owner's death.

TERMINATION

This Rider will terminate and the Death Benefit provision appearing in the contract will become effective upon the earlier of:

     (i) receipt of written notice at our Servicing Office that the Owner elects to terminate this Rider;

     (ii)  the Date of Maturity;

     (iii) the date the contract is surrendered;

     (iv) without or prior approval, assignment or transfer of ownership of the contract (unless a Spousal Beneficiary elects to continue the rider under the provisions above);

     (v) payment of the Death Benefit (unless a Spousal Beneficiary elects to continue the rider under the provisions above).

     Signed for the Company at Boston, Massachusetts.



                                                                       Secretary

01STPR